Exhibit 3

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
RES-CARE, INC.

1. The current name of the corporation is Res-Care, Inc. (the "Corporation").

          2.     The Corporation's Amended and Restated Articles of Incorporation currently authorize the Corporation to issue 41,000,000 shares of stock, of which 40,000,000 are common shares and 1,000,000 are preferred shares. Pursuant to KRS 271B.10-020, these Articles of Amendment amend the Corporation's Amended and Restated Articles of Incorporation to create a series of the Corporation's preferred shares designated as Series A Convertible Preferred Stock. The amendments are as follows:

(a) As amended, the first sentence of Article VI shall read in its entirety as follows:

"The total number of shares which the Corporation shall have the authority to issue is 41,000,000 shares ('Shares'), which shall be divided into two classes as follows:

40,000,000 Common Shares; and
1,000,000 Preferred Shares, of which 48,095 shares have been designated as Series A Convertible Preferred Stock."

               (b)     As amended, a new subsection C, which sets forth the relative rights, preferences and limitations of the Series A Convertible Preferred Stock, shall be added to Article VI and such subsection shall read in its entirety as set forth in Annex A attached hereto.

3. The foregoing amendments do not provide for an exchange, reclassification or cancellation of issued shares of the Corporation.

4. These Articles of Amendment were duly adopted by the Board of Directors on May 5, 2004, and did not require shareholder approval.

Executed this 23rd day of June, 2004 by the Chairman, President and Chief Executive Officer of the Corporation.

_/s/ Ronald G. Geary
Ronald G. Geary

Annex A

AMENDMENT
TO THE
ARTICLES OF INCORPORATION
OF
RES-CARE, INC.

          Res-Care, Inc., a Kentucky corporation (the "Corporation"), certifies that pursuant to the authority contained in its Articles of Incorporation (the "Articles of Incorporation"), and in accordance with the provisions of Section 6-020 of the Kentucky Business Corporation Act (the "KBCA"), its Board of Directors (the "Board of Directors") has adopted the following resolution creating a series of its Preferred Stock designated as Series A Convertible Preferred Stock.

          RESOLVED, that a series of authorized Preferred Stock of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions set forth below.

FURTHER RESOLVED, that the Corporation's Articles of Incorporation are hereby amended by adding a new Article VI.C to read in its entirety as follows:

          C.     SERIES A CONVERTIBLE PREFERRED STOCK

                    Section 1. Designation and Amount. The shares of such series shall be designated as the "Series A Convertible Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be 48,095 shares of Series A Preferred Stock.

                    Section 2. Rank. The Series A Preferred Stock shall, except as otherwise provided below, with respect to payment of dividends, distributions, redemption payments and rights upon any Liquidation of the Corporation, rank (i) senior to all Junior Securities, (ii) on a parity with all Parity Securities, and (iii) junior to all Senior Securities.

                    Section 3. Dividends and Distributions. Holders of shares of Series A Preferred Stock shall be entitled to receive dividends and distributions paid by the Corporation to holders of Common Stock on an as-converted basis, with the deemed date of conversion being the date such dividend or distribution is declared.

Section 4. Liquidation.

                               (a)     In the event the Corporation shall liquidate, dissolve, wind up or make any assignment for the benefit of creditors (any such event, a "Liquidation"), each holder of shares of Series A Preferred Stock shall be entitled to receive the Liquidation Preference.

                               (b)     In the event of any Liquidation, holders of shares of Series A Preferred Stock (i) shall not be entitled to receive the Liquidation Preference of the shares held by them until payment in full or provision has been made for the payment of all claims of creditors of the Corporation and the liquidation preference of any Senior Securities, plus accrued and unpaid dividends thereon, if any, whether or not declared, to the payment date shall have been paid in full; (ii) shall be entitled to receive the Liquidation Preference of the shares held by them, in preference to and in priority over any distributions upon any Junior Securities; and (iii) with respect to distributions paid after the holders of any Junior Securities other than Common Stock have received any preferential distributions to which they are entitled and after holders of Common Stock have received distributions per share equal to the Liquidation Preference, to share ratably with holders of the Common Stock in any subsequent distribution of the assets of the Corporation. Subject to clause (i) above, if the assets of the Corporation are not sufficient to pay in full the Liquidation Preference payable to the holders of shares of Series A Preferred Stock and the liquidation preference payable to the holders of any Parity Securities, the holders of all such shares shall share ratably in proportion to the full respective preferential amounts payable on such shares in any distribution.

                               (c)     For the purposes of this Section 4, neither the sale of all or substantially all of the assets of the Corporation nor the consolidation or merger of the Corporation with or into any other entity shall be deemed to be a Liquidation of the Corporation, unless such sale, consolidation or merger shall be in connection with a plan of Liquidation (in which event the holders of shares of Series A Preferred Stock shall be entitled to receive the Liquidation Preference).

                               (d)     If there are fewer than 14,428 shares of Series A Preferred Stock held by the Initial Holders, the holders of shares of Series A Preferred Stock shall no longer be entitled to receive the Liquidation Preference in preference to and in priority over any distributions upon any Junior Securities and shall share ratably with holders of the Common Stock in any distribution of the assets of the Corporation.

Section 5. Voting Rights.

                               (a)     General. Each share of Series A Preferred Stock shall entitle the holder thereof to notice of, to attend and to vote, in person or by proxy, on all matters submitted for a vote of the Corporation's shareholders at any special or annual meeting of stockholders, with the Common Stock and any other series or class of Voting Securities voting together as a single class with all other shares entitled to vote thereon except in cases where a vote of the holders of shares of Series A Preferred Stock, voting separately as a class, is required by law or by the Articles of Incorporation, as amended. With respect to any such vote, each share of Series A Preferred Stock shall entitle the holder thereof to cast that number of votes per share as is equal to the number of shares that the Series A Preferred Stock are convertible into on the Issuance Date, subject to adjustment only if the Corporation shall (A) subdivide the outstanding shares of any class of Common Stock into a greater number of shares, including by way of a stock dividend, or (B) combine the outstanding shares of any class of Common Stock into a smaller number of shares, in which case the number of votes that each share of Series A Preferred Stock shall be entitled to cast in effect immediately prior to such action shall be adjusted by multiplying such number of votes by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately following such action and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior thereto.

                               (b)     Voting With Respect to Certain Matters. For so long as any shares of Series A Preferred Stock are outstanding, in addition to any vote or consent of stockholders required by applicable law or by the Articles of Incorporation, the Corporation shall not effect or validate, without the affirmative vote, given in person or by proxy at any meeting called for such purpose, or written consent, of the holders of a majority of the shares of Series A Preferred Stock at any time issued and outstanding, acting as a single class any reclassification of the Series A Preferred Stock or any amendment, alteration or repeal, or any replacement (including as a result of a merger or consolidation involving the Corporation in which different articles of incorporation govern the Corporation or the surviving corporation in the merger or otherwise by operation of law), of any provision of the Corporation's Articles of Incorporation or Bylaws which adversely affects the dividend or liquidation preferences, voting powers or other rights of the holders of the Series A Preferred Stock. In connection with any right to vote as a single class pursuant to this Section 5(b), each holder of shares of Series A Preferred Stock shall have one vote for each share held.

                               (c)     Special Voting Rights for Directors and Related Matters. In addition to any other rights to elect directors which the holders of shares of Series A Preferred Stock may have, from and after the Issuance Date (i) if there are at least 31,262 shares of Series A Preferred Stock held by the Initial Holders (shares converted into Common Stock shall not be considered to be shares of Series A Preferred Stock held by the Initial Holders for purposes of this Section 5(c)), then the holders of such shares of Series A Preferred Stock shall be entitled to nominate and elect, at such meeting of stockholders or by written consent in lieu thereof, two members of the Corporation's Board of Directors, (ii) if there are less than 31,262 shares, but at least 14,428 shares of Series A Preferred Stock held by the Initial Holders, then the holders of such shares of Series A Preferred Stock shall be entitled to nominate and elect, at such meeting of stockholders or by written consent in lieu thereof, one member of the Corporation's Board of Directors, and (iii) if there are less than 14,428 shares of Series A Preferred Stock held by the Initial Holders, then the holders of such shares of Series A Preferred Stock shall have no special rights to elect directors and such shares shall merely have the voting rights, including the right to vote on the election of directors, provided in Section 5(a). A reduction in the number of shares of Series A Preferred Stock outstanding shall not shorten the term of a Designated Director.

                               (d)     Election Procedures for Designated Directors. The right of the holders of shares of Series A Preferred Stock to elect directors as described in Section 5(c) may be exercised at any annual meeting of stockholders held for the purpose of electing directors, or by the written consent of the holders of shares of Series A Preferred Stock acting without a meeting pursuant to Section 7-040 of the KBCA. At any meeting held for the purpose of electing directors at which the holders of shares of Series A Preferred Stock shall have the right to elect directors as described in Section 5(c), the presence in person or by proxy of the holders of a majority of the then outstanding shares of Series A Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof, (x) the absence of a quorum of the holders of shares of Series A Preferred Stock shall not prevent the election of directors, if any, other than the directors to be elected by the holders of shares of Series A Preferred Stock, and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of the directors to be elected by the holders of shares of Series A Preferred Stock, and (y) in the absence of a quorum of the holders of shares of Series A Preferred Stock, a majority of the holders of shares of Series A Preferred Stock present in person or by proxy shall have the power to adjourn the meeting for the election of directors which such holders are entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

(e) Designated Directors.

                                         (1)     Except as otherwise provided for herein, any director nominated and elected by the holders of Series A Preferred Stock pursuant to Section 5(d) (the "Designated Directors") shall serve a term equal in length to the term of directors elected by holders of Common Stock. Each Designated Director shall be entitled to all rights of voting and participation as are directors of the Corporation generally. The holders of shares of Series A Preferred Stock shall be entitled exclusively, by affirmative vote of holders of a majority of the total number of shares of Series A Preferred Stock then outstanding or by written consent in lieu thereof, at any time to remove any Designated Director. Any other provision of the Articles of Incorporation, as amended or Bylaws of the Corporation notwithstanding, no Designated Director may be removed except in the manner provided for in this Section 5(e). Vacancies among the Designated Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled at any time, but only by the affirmative vote of holders of a majority of the total number of shares of Series A Preferred Stock cast, voting at a meeting together as a single class, or by a majority of the total number of shares of Series A Preferred Stock then outstanding acting by written consent in lieu thereof. Any director so chosen shall hold office for a term expiring on the date the term of office of the director such newly elected director shall have replaced would have expired.

                                         (2)     During such period as the holders of shares of Class A Preferred Stock are entitled to elect Designated Directors pursuant to Section 5(c), the following actions by the Corporation's Board of Directors shall not be undertaken without the unanimous approval of the Designated Directors:

                                                   (i)     the adoption or entering into of any "poison pill" rights plan or any similar plan or agreement, or the payment of any dividend of any rights to purchase stock of the Corporation in connection with such a plan or agreement;

                                                   (ii)     any issuance or incurrence of (or agreement to issue or incur, including by way of an acquisition of any entity, or any merger, business combination or similar transaction or as a result of any amendment to any indenture, credit agreement or other similar instrument) Debt, other than any borrowing that does not cause the Corporation to have aggregate Debt at any time outstanding in an amount in excess of the Permitted Debt;

(iii) the hiring and termination of the Corporation's Chief Executive Officer;

                                                   (iv)     the approval of any new stock option, restricted stock, stock purchase or stock bonus plan, agreement or arrangement providing for the issuance of shares of Common Stock or any increase in the number of shares of Common Stock issuable under any such plans existing as of December 31, 2003;

(v) any action by the Board of Directors to change the number of positions on the Corporation's Board of Directors; or

(vi) the declaration and payment of dividends on the Corporation's capital stock in an amount greater than $10 million per year.

                               (f)     Certain Restrictions. For so long as the Initial Holders Beneficially Own at least 26,452 shares (shares converted into Common Stock shall not be considered to be shares of Series A Preferred Stock held by the Initial Holders for purposes of this Section 5(f)) of Class A Preferred Stock, the Corporation shall not, without the consent of the holders of a majority of the outstanding shares of Class A Preferred Stock voting as a separate class, effect, validate or enter into any agreement with respect to, any of the following:

                                         (1)     any authorization, issuance or reclassification, of any of the Corporation's equity securities or any Convertible Securities, or any derivative or similar securities with respect to any of the foregoing, other than the issuance of (w) Permitted Options, or (x) shares of Junior Securities;

                                         (2)      the authorization or creation of, or the increase in the authorized amount of, or the issuance of any shares of any class or series of (or the reclassification of any securities into), Senior or Parity Securities;

                                         (3)     the liquidation, dissolution, filing of any voluntary bankruptcy petition, assignment for the benefit of creditors, winding up or reorganization of the Corporation, other than any liquidation, dissolution, winding up or reorganization which is part of transaction with respect to which the holders of shares of Class A Preferred Stock failed to exercise their right of first refusal pursuant to Section 5(g);

(4) any amendment to the Corporation's Articles of Incorporation, if such amendment would require the vote of the holders of the Class A Preferred Stock as a class under Section 10-040 of the KBCA; or

(5) for a period of 18 months after the Issuance Date, the sale, directly or indirectly, of substantially all of the Corporation's assets or equity (by merger, consolidation or otherwise).

                               (g)     Right of First Refusal. For so long as the Initial Holders Beneficially Own at least 26,452 shares (shares converted into Common Stock shall not be considered to be shares of Series A Preferred Stock held by the Initial Holders for purposes of this Section 5(g)) of Class A Preferred Stock, the Corporation shall not sell, directly or indirectly, substantially all of the Corporation's assets or equity (by merger, consolidation or otherwise) without first giving the holders of shares of Class A Preferred Stock the right to acquire such assets or equity on the same terms and conditions. The Corporation's Board of Directors shall establish reasonable terms and procedures relating to the implementation of the right of first refusal set forth in this Section 5(g), which shall include at least 10 business days within which to consider whether to exercise the right of first refusal set forth in this Section 5(g).

                               (h)     Optional Redemption. If the holders of shares of Class A Preferred Stock fail to approve a transaction for which a vote of the holders of shares of Class A Preferred Stock is required under Section 5(f)(5), then the Corporation shall have the option to redeem all, but not less than all, of the outstanding shares of Class A Preferred Stock. The Corporation shall exercise its rights by giving the holders of shares of Class A Preferred Stock written notice of the exercise of its rights under this Section 5(h) within 10 business days after the date of the shareholder vote pursuant to Section 5(f)(5). The closing by the Corporation of the redemption of the shares of Class A Preferred Stock shall be conditioned upon and shall occur simultaneously with the closing of the transaction falling within the scope of Section 5(f)(5). The redemption price payable pursuant to this Section 5(h) shall be an amount equal to the Liquidation Preference plus dividends at the rate per share (as a percentage of the Liquidation Preference per share) equal to 10% per annum compounded annually, commencing on the Issuance Date and payable through the date of redemption, payable in cash at the closing. Holders of shares of Class A Preferred Stock shall have the option to convert their shares to Common Stock at any time prior to the date of redemption.

                               (i)     Put Rights. Commencing on the date 18 months after the Issuance Date, if the Corporation closes a sale, directly or indirectly, or substantially all of the Corporation's assets or equity (by merger, consolidation or otherwise), holders of shares of Preferred Stock may require the Corporation to redeem their shares of Class A Preferred Stock, simultaneously with the closing of the transaction falling within this scope of Section 5(i). Holder of shares of Class A Preferred Stock desiring to exercise their put rights under this Section 5(i) shall be required to give the Corporation written notice of the exercise of their rights under this Section 5(i) on or prior to the date of the shareholders' meeting approving the transaction or such put rights shall terminate. The redemption price payable pursuant to this Section 5(i) shall be an amount equal to the Liquidation Preference for the redeemed shares, payable in cash at the closing.

                               (j)     Transfer Restrictions. No Initial Holder may sell or transfer shares of Series A Preferred Stock to any Person other than another Initial Holder or its Affiliates. This Section 5(j) shall not restrict the right of an Initial Holder to sell or transfer shares of Common Stock issued upon the conversion of Series A Preferred Stock pursuant to Section 6.

Section 6. Conversion.

                               (a)     Conversion at Holder's Option. Any holder of shares of Series A Preferred Stock may, at any time and from time to time after the Issuance Date, convert any or all shares of Series A Preferred Stock held by such holder, into a number of shares of Common Stock calculated by dividing, for each share of Series A Preferred Stock to be converted, (1) the Stated Value, at the date upon which the conversion takes place by (2) $10.50, subject to adjustment as described in Section 6(f) (the "Conversion Price"). If more than one share of Series A Preferred Stock shall be surrendered for conversion at one time by the same record holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

(b) Conversion Procedures.

                                         (i)     The holder of any shares of Series A Preferred Stock may exercise its right to convert such shares by surrendering for such purpose to the Corporation, at its principal office or at such other office or agency maintained by the Corporation for that purpose a certificate or certificates, duly endorsed, representing the shares of Series A Preferred Stock to be converted, accompanied by a written notice stating (i) the number of shares of Series A Preferred Stock to be converted, (ii) the name or names in which such holder wishes the certificate or certificates representing shares of Common Stock to be issued and (iii) the date (the "Conversion Date") upon which such holder wants such conversion to take place, which shall be no earlier than three Business Days from the date of surrender of such certificates.

                                         (ii)     The Corporation shall, prior to the Conversion Date, issue and deliver to or upon the order of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled (in the number(s) and denomination(s) designated by such holder). In the event that less than all of the shares of Series A Preferred Stock represented by any certificate are converted, a new certificate representing the unredeemed shares shall be promptly issued to the holder thereof without cost to such holder.

                                         (iii)     Such conversion right with respect to any shares of Series A Preferred Stock shall be deemed to have been exercised on the Conversion Date and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of Common Stock upon such date; provided, however, that nothing in this sentence shall relieve the Corporation of its obligation to deliver to the person or persons entitled to receive the Common Stock issuable upon conversion certificates therefor and to make the payment required by Section 6(c), if applicable.

                              (c)     No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. Any fractional share of Common Stock that would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, shall instead be rounded to the closest whole number of shares.

                               (d)     If a holder converts shares of Series A Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon the conversion or due upon the issuance of a new certificate or certificates for any shares of Series A Preferred Stock not converted. The holder, however, shall pay any such tax that is due because any such shares of Common Stock or Series A Preferred Stock are issued in a name other than the name of the holder.

                               (e)      The Corporation shall at all times keep reserved out of its authorized but unissued Common Stock, free from Liens and not subject to any preemptive or other similar rights, a sufficient number of shares of Common Stock to permit the conversion of all of the then outstanding shares of Series A Preferred Stock. For the purposes of this Section 6(e), the full number of shares of Common Stock then issuable upon the conversion of all then outstanding shares of Series A Preferred Stock shall be computed as if at the time of computation all outstanding shares of Series A Preferred Stock were held by a single holder. The Corporation shall from time to time, in accordance with the laws of the Commonwealth of Kentucky and its Articles of Incorporation, increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all shares of Series A Preferred Stock at the time outstanding. All shares of Common Stock issued upon conversion of shares of Series A Preferred Stock shall be issued without charge and shall be validly issued, fully paid, nonassessable and free and clear of (i) any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), restriction (other than restrictions on transfer imposed by federal or state securities laws) or other security interest of any kind or nature whatsoever (collectively, "Liens"), other than any such Liens imposed by the holder to whom such shares are issued or such Person's creditors and (ii) any preemptive or other similar rights. If a conversion of shares of Series A Preferred Stock is to be made in connection with a Change of Control, Business Combination or a similar transaction affecting the Corporation (other than a tender or exchange offer), the conversion of any shares of Series A Preferred Stock may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated. In connection with any tender or exchange offer for shares of Common Stock, holders of shares of Series A Preferred Stock shall have the right to tender (or submit for exchange) shares of Series A Preferred Stock in such a manner so as to preserve the status of such shares as Series A Preferred Stock until immediately prior to such time as shares of Common Stock are to be purchased (or exchanged) pursuant to such offer, at which time that portion of the shares of Series A Preferred Stock so tendered which is convertible into the number of shares of Common Stock to be purchased (or exchanged) pursuant to such offer shall be deemed converted into the appropriate number of shares of Common Stock. Any shares of Series A Preferred Stock not so converted shall be returned to the holder as Series A Preferred Stock. The Corporation shall not close its books against the transfer of shares of Series A Preferred Stock or of shares of Common Stock issued or issuable upon conversion of Series A Preferred Stock in any manner which interferes with the timely conversion of shares of Series A Preferred Stock.

(f) Adjustment of Conversion Price. The Conversion Price shall be subject to adjustment as follows:

                                         (i)     In case the Corporation shall (A) subdivide the outstanding shares of any class of Common Stock into a greater number of shares, including by way of a stock dividend, or (B) combine the outstanding shares of any class of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior thereto shall be adjusted by multiplying the Conversion Price at which the shares of Series A Preferred Stock were theretofore convertible by a fraction of which the denominator shall be the number of shares of Common Stock outstanding immediately following such action and of which the numerator shall be the number of shares of Common Stock outstanding immediately prior thereto. Such adjustment shall be made whenever any event listed above shall occur and shall become effective retroactively immediately after the close of business on the record date in the case of a dividend and immediately after the close of business on the effective date in the case of a subdivision or combination.

                                         (ii)     In case the Corporation at any time or from time to time after the Issuance Date shall issue or sell to any Person any Convertible Securities without consideration or for a consideration per share (or having a conversion, exchange or exercise price per share) less than the Current Market Price on the date of issuance, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price therefor shall be equal to the price determined by multiplying (A) the Conversion Price at which shares of Series A Preferred Stock were theretofore convertible by (B) a fraction of which (x) the denominator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of the Convertible Securities and (2) the number of additional shares of Common Stock that may be acquired upon conversion, exchange or exercise of such Convertible Securities, and (y) the numerator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance of such Convertible Securities and (2) the number of additional shares of Common Stock which the aggregate offering price of the shares of Common Stock so offered would purchase at the Conversion Price on the date of issuance. Such adjustment shall be made whenever such Convertible Securities are issued or sold, and shall become effective immediately after the close of business on the date of issuance or sale of such Convertible Securities.

                                         (iii)     In case the Corporation shall at any time or from time to time after the Issuance Date purchase, redeem or otherwise acquire any shares of Common Stock at a price per share greater than 105% of the Current Market Price on the date of such event, or in case the Corporation shall purchase, redeem or otherwise acquire Convertible Securities for a consideration per share of Common Stock into which such Convertible Security is exercisable for or convertible or exchangeable into greater than the Current Market Price on the date of such event, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price therefor shall be equal to the price determined by multiplying (A) the Conversion Price at which shares of Series A Preferred Stock were theretofore convertible by (B) a fraction of which (x) the denominator shall be the Current Market Price immediately prior to such event, and (y) the numerator shall be the result of dividing: (1) (x) the product of (aa) the number of shares of Common Stock outstanding and (bb) the Current Market Price immediately prior to such event, minus (y) the aggregate consideration paid by the Corporation in such event (plus, in the case of Convertible Securities, the aggregate additional consideration to be paid to the Corporation upon exercise, conversion or exchange), by (2) the number of shares of Common Stock outstanding immediately after such event. Such adjustment shall be made whenever such Common Stock is, or Convertible Securities are, purchased, redeemed or otherwise acquired, and shall become effective immediately after such purchase, redemption or other acquisition of such securities.

                                         (iv)     In case the Corporation shall at any time or from time to time after the Issuance Date issue or sell any shares of Common Stock at a price per share that is less than the Conversion Price on the date the Corporation commits or agrees to such sale or issuance, then the Conversion Price in effect immediately prior thereto shall be adjusted as provided below so that the Conversion Price therefor shall be equal to the price determined by multiplying (A) the Conversion Price at which shares of Series A Preferred Stock were theretofore convertible by (B) a fraction of which (x) the denominator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance or sale of such shares of Common Stock and (2) the number of additional shares of Common Stock offered for sale or subject to issuance, and (y) the numerator shall be the sum of (1) the number of shares of Common Stock outstanding on the date of issuance or sale of such shares of Common Stock and (2) the number of additional shares of Common Stock which the aggregate offering price of the number of shares of Common Stock so offered or issued would purchase at the Conversion Price in effect immediately prior to such issuance or sale. Such adjustment shall be made whenever such Common Stock is issued or sold, and shall become effective immediately after the issuance or sale of such securities; provided, however, that the provisions of this subparagraph shall not apply to shares of Common Stock issued pursuant to a dividend on, or a subdivision or a combination of, the outstanding shares of Common Stock requiring an adjustment in the Conversion Price pursuant to Section 6(f)(i).

                                         (v)     No adjustment in the Conversion Price shall be required unless the adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments that by reason of this Section 6(f)(v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 6(f) shall be made to the nearest cent. Anything in Section 6(f) to the contrary notwithstanding, in no event shall the then current Conversion Price be increased as a result of any calculation made at any time pursuant to Sections 6(f)(ii) through 6(f)(iv).

                                         (vi)     Whenever the Conversion Price is adjusted, as herein provided, the Corporation shall promptly file with the transfer agent for the Series A Preferred Stock, if any, a certificate of an officer of the Corporation setting forth the Conversion Price after the adjustment and setting forth a brief statement of the facts requiring such adjustment and a computation thereof (each, a "Conversion Certificate") and promptly thereafter the Corporation shall cause a notice of the adjusted Conversion Price along with a Conversion Certificate to be mailed to each registered holder of shares of Series A Preferred Stock; provided that if there is no transfer agent for the Series A Preferred Stock, then the Corporation shall promptly send a copy of the Conversion Certificate to each holder of record by overnight courier or by certified mail, return receipt requested.

                                         (vii)     In case of any capital reorganization or reclassification of outstanding shares of Common Stock (other than a reclassification covered by Sections 6(f)(i)-(v)), or in case of any consolidation or merger of the Corporation with or into another Person, or in case of any sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation) of all or substantially all of the Corporation's assets, on a consolidated basis, in one transaction or a series of related transactions, to any Person (including any group that is deemed to be a Person)(each of the foregoing being referred to as a "Business Combination"), in each case which is effected in such a manner that the holders of shares of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock or other securities or property (including cash) with respect to or in exchange for shares of Common Stock, each share of Series A Preferred Stock then outstanding shall thereafter be convertible into, in lieu of the shares of Common Stock issuable upon such conversion prior to the consummation of such Business Combination, the kind and amount of shares of stock and other securities and property (including cash) receivable upon the consummation of such Business Combination by a holder of that number of shares of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to the consummation of such Business Combination. In any such case, the Corporation or the Person formed by the consolidation or resulting from the merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such rights and such rights shall be clearly provided for in the definitive transaction documents relating to such transaction, and the Corporation agrees that it will not be a party to or permit such Business Combination to occur unless such provisions are so made as a part of the terms thereof. The certificate or articles of incorporation or other constituent document shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in Section 6(f)(i). In case securities or property other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 6 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property. The provisions of this Section 6(f)(vii) shall similarly apply to successive Business Combinations. The Corporation shall give written notice to the holders of shares of Series A Preferred Stock at least 30 days prior to the date on which any Business Combination or similar transaction effecting the Corporation shall take place.

(viii) Notwithstanding anything to the contrary herein, the Conversion Price shall not be adjusted pursuant to paragraph (ii) or (iv) of this Section 6(f) for the issuance of any Excluded Securities.

(ix) For the purposes of any adjustment of the Conversion Price pursuant to paragraph (ii) or (iv) of this Section 6(f), the following provisions shall be applicable:

                                                   (1)     In the case of the issuance of Common Stock or Convertible Securities for cash in a public offering or private placement, the aggregate consideration shall be deemed to be the amount of cash paid before deducting any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

(2) In the case of the issuance of Common Stock for consideration in whole or in part other than cash, such consideration shall be deemed to be the Fair Market Value thereof.

                                                   (3)     Subparagraph (2) above notwithstanding, in the case of the issuance of shares of Common Stock or Convertible Securities to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the Fair Market Value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock or Convertible Securities, as the case may be.

(4) If Common Stock is sold as a unit with other securities, the aggregate consideration received for such Common Stock shall be deemed to be net of the Fair Market Value of such other securities.

                                                   (5)     The aggregate maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent reduction of such number) deliverable upon conversion of or in exchange for, or upon the exercise of, such Convertible Securities and subsequent conversion, exchange or exercise thereof shall be deemed to have been issued at the time such Convertible Securities were issued and for a consideration equal to the consideration received by the Corporation for any such Convertible Securities, plus the minimum amount of consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent increase of consideration), if any, to be received by the Corporation upon the conversion, exercise or exchange of such Convertible Securities.

(6) In the case of the issuance of Convertible Securities:

                                                            (A)     With respect to any Convertible Securities issued after the Issuance Date for which an adjustment to the Conversion Price previously has been made pursuant to Section 6(f)(ii), on any increase in the number of shares of Common Stock deliverable upon exercise, conversion or exchange of, or a decrease in the exercise price of, such Convertible Securities other than a change resulting from the anti-dilution provisions thereof, the applicable Conversion Price shall forthwith be readjusted retroactively to give effect to such increase or decrease;

                                                             (B)     With respect to any Convertible Securities issued after the Issuance Date for which an adjustment to the Conversion Price has previously not been made pursuant to Section 6(f)(ii), if there is any increase in the number of shares of Common Stock deliverable upon exercise, conversion or exchange of, or a decrease in the exercise price of, such Convertible Securities other than a change resulting from the anti-dilution provisions thereof, such Convertible Securities shall be treated as if they had been cancelled and reissued and an adjustment to the Conversion Price with respect to such deemed issuance shall be made pursuant to Section 6(f)(ii), if applicable;

                                                             (C)      With respect to any Convertible Securities issued prior to the Issuance Date, if there is any increase in the number of shares of Common Stock deliverable upon exercise, conversion or exchange of, or a decrease in the exercise price of, such Convertible Securities other than a change resulting from the anti-dilution provisions thereof, such Convertible Securities shall be treated as if they had been cancelled and reissued and an adjustment to the Conversion Price with respect to such deemed issuance shall be made pursuant to Section 6(f)(ii), if applicable; and

                                                             (D)     No further adjustment of the Conversion Price adjusted upon the issuance of any such Convertible Securities shall be made as a result of the actual issuance of Common Stock upon the exercise, conversion or exchange of any such Convertible Securities.

                                         (x)     If any event occurs as to which the foregoing provisions of this Section 6(f) are not strictly applicable or, if strictly applicable, would not, in the good faith judgment of the Board of Directors, fairly protect the conversion rights of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board of Directors shall make such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary, in the good faith opinion of the Board of Directors, to protect such conversion rights as aforesaid, but in no event shall any such adjustment have the effect of increasing the Conversion Price, or otherwise adversely affect the holders of Series A Preferred Stock.

                    Section 7. Status of Shares. All shares of the Series A Preferred Stock that are at any time converted pursuant to Section 6, and all shares of the Series A Preferred Stock that are otherwise reacquired by the Corporation, shall have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board of Directors as shares of any one or more other classes or series.

Section 8. General Provisions.

                               (a)     Headings. The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Article VI.C are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

                               (b)     Enforcement. Any registered holder of shares of Series A Preferred Stock may proceed to protect and enforce its rights and the rights of such holders by any available remedy by proceeding at law or in equity to protect and enforce such rights, whether for the specific enforcement of any provision in this Article VI.C or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

                               (c)     Notice of Certain Events. The holders of shares of Series A Preferred Stock shall be entitled to receive written notice of any Liquidation or Change of Control and shall be given an opportunity to convert their shares of Series A Preferred Stock immediately prior to any such Liquidation or Change of Control in the manner specified above, if so specified, or if not so specified, in such a manner as is reasonably likely to give the holders such an opportunity.

Section 9. Definitions. For the purposes of this Article VI.C:

                    An "Affiliate" of, or a person "Affiliated" with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.

"Articles of Incorporation" has the meaning set forth in the Preamble above.

"Beneficially Own" with respect to any securities means having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Exchange Act, as in effect on the Issuance Date.

"Board of Directors" has the meaning set forth in the Preamble above.

"Business Combination" has the meaning set forth in Section 6(g)(vii).

"Business Day" means any day other than a Saturday, Sunday, or a day on which commercial banks in Louisville, Kentucky are authorized or obligated by law or executive order to close.

"Change of Control", with respect to the Corporation, means the occurrence of any of the following:

                               (i)     the acquisition by any Person or group of Persons of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) (other than by (x) the Corporation or a Subsidiary of the Corporation or (y) the holders of the Series A Preferred Stock or their respective Affiliates) of 50% or more of either (1) Outstanding Common Stock or (2) the combined voting power of the Outstanding Voting Securities; provided, however, that any acquisition by any Person pursuant to a transaction that complies with clauses (1), (2) and (3) of paragraph (iii) of this definition shall not be a Change of Control;

                               (ii)     individuals who constitute the Incumbent Board (it being understood that any Designated Directors are members of the Incumbent Board) cease for any reason to constitute at least a majority of the Board of Directors or other similar governing body of the Corporation; provided, however, that any individual becoming a director, or having similar management supervisory functions (for purposes of this definition, a "director") subsequent to the date hereof or date of such meeting whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board of the Corporation; or

                               (iii)     consummation of a Business Combination unless, following such Business Combination,

                                         (1)     all or substantially all of the Persons who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities of the Corporation immediately prior to such Business Combination Beneficially Own, directly or indirectly, a majority or more of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Person resulting from such Business Combination (including a Person which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more Subsidiaries) (such resulting Person, a "Resulting Corporation") in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Common Stock and Outstanding Voting Securities of the Corporation, as the case may be,

                                         (2)     no Person or group of Persons or their Affiliates (excluding any Resulting Corporation and any holder of shares of Series A Preferred Stock or Affiliate thereof) Beneficially Owns, directly or indirectly, a majority or more of, respectively, the then outstanding shares of common stock of the Resulting Corporation or the combined voting power of the then outstanding voting securities of the Resulting Corporation entitled to vote generally in the election of directors of the Resulting Corporation, and

                                         (3)     at least a majority of the members of the board of directors or other similar governing body of the Resulting Corporation were members of the Incumbent Board or were approved by a majority of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the board or other similar governing body, providing for such Business Combination.

                    "Closing Price" per share of the Common Stock on any day means the last reported per share sale price, regular way, of the Common Stock on such day, or, in case no such sale takes place on such day, the average of the reported closing per share bid and asked prices, regular way, of the Common Stock on such day, in each case on the NASDAQ or, if the Common Stock is not quoted or admitted to trading on NASDAQ, on the principal national securities exchange or quotation system on which the Common Stock is listed or admitted to trading or quoted, or, if the Common Stock is not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing per share bid and asked prices of the Common Stock on such day in the over-the-counter market as reported by a generally accepted national quotation service.

"Common Stock" means the common stock of the Corporation.

"Conversion Certificate" has the meaning set forth in Section 6(g)(vi).

"Conversion Date" has the meaning set forth in Section 6(b).

"Conversion Price" has the meaning set forth in Section 6(a).

                    "Convertible Securities" shall mean (i) any options or warrants to purchase or other rights to acquire Common Stock, (ii) any securities by their terms convertible into or exchangeable for Common Stock, and (iii) any options or warrants to purchase or other rights to acquire any such convertible or exchangeable securities.

"Corporation" has the meaning set forth in the Preamble above.

                    "Current Market Price" for a given date, with respect to any share of Common Stock, shall mean the average of the Closing Prices of such share (if available, as reported in The Wall Street Journal or other reputable financial news source) for the 20 consecutive Trading Days immediately preceding such date; provided, however, that with respect to options issued pursuant to duly adopted stock option or other plans of the Corporation under which options to purchase stock of the Corporation may be issued to employees or directors of the Corporation or of affiliates under the Corporation's control ("Corporation Option Plans"), each reference to "Current Market Price" in Section 6(g)(iii) shall be deemed to be a reference to the current market price or fair market value of the Common Stock or similar concept, if any, as such term or concept is used in the applicable Corporation Option Plan for determining the fair market value of such stock at the time of grant.

                    "Debt" shall mean, with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, and without duplication, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services but excluding trade accounts payable; (v) every capital lease obligation of such Person; (vi) all indebtedness of such Person, whether incurred on or prior to the Issuance Date or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; (vii) every other liability or obligation of such Person but excluding trade accounts payable; and (viii) every obligation of the type referred to in clauses (i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

"Designated Director" has the meaning set forth in Section 5(e).

"Exchange Act" means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

                    "Excluded Securities" means (1) Permitted Options and any shares of Common Stock issuable upon the exercise of Permitted Options; (2) securities issued upon conversion of the Series A Preferred Stock; (3) securities issuable as dividends or distributions on shares of the Series A Preferred Stock; (4) securities issued pursuant to the acquisition of another business entity or business segment of any such entity by the Corporation by merger, purchase of substantially all the assets or other reorganization agreement if such issuance is approved by the Board of Directors, which approval shall include a majority of the Designated Directors; (5) shares of Common Stock issuable upon exercise of rights, options and warrants outstanding on the Issuance Date; and (6) shares of Common Stock issuable in accordance with an earn-out provision in connection with an acquisition made by the Corporation prior to the Issuance Date.

                    "Fair Market Value" with respect to any securities, assets or property shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or property selected in good faith by the Independent Directors and acceptable to the holders of a majority of the outstanding shares of Series A Preferred Stock or, at the option of the holders of a majority of the outstanding shares of Series A Preferred Stock, as determined by the Independent Directors of the Corporation in good faith; provided, that, the value of any securities that trade on a national securities exchange or inter-dealer quotation system shall be the Closing Price thereof as of the date such value is determined.

"GAAP" means United States generally accepted accounting principles.

"Incumbent Board" means individuals who, immediately following the issuance of the Series A Preferred Stock, constitute the Board of Directors or other similar governing body.

"Independent Directors" has the meaning set forth in Rule 4200(a)(14) of NASDAQ.

                    "Initial Beneficial Ownership" shall mean the aggregate number of shares of Common Stock which the holders of shares of Series A Preferred Stock would have been entitled to receive pursuant to Section 8 had all holders of shares of Series A Preferred Stock converted such shares into shares of Common Stock on the Issuance Date (as adjusted for any split, subdivision, combination, recapitalization or similar event from the Issuance Date until the date of determination).

                    "Initial Holders" shall mean Onex Partners LP, Onex American Holdings II LLC, Onex US Principals LP, Res-Care Executive Investco LLC and their respective Affiliates, and any successor to any of them or to any of their Affiliates.

"Issuance Date" means the Closing Date as such term is defined in the Purchase Agreement.

                    "Junior Securities" shall mean the Corporation's Common Stock and all classes and series of capital stock of the Corporation now or hereafter authorized, issued or outstanding which by their terms expressly provide that they are junior to the Series A Preferred Stock, or which do not specify their rank, with respect to payment of dividends or distributions, or the distribution of assets upon Liquidation. This definition of Junior Securities shall include, without limitation, any Convertible Securities exercisable or exchangeable for or convertible into any Junior Securities.

"KBCA" means KRS Chapter 271B.

"Liens" has the meaning set forth in Section 6(e).

"Liquidation" has the meaning set forth in Section 4(a).

                    "Liquidation Preference" means $1,050 per share of Series A Preferred Stock, plus accrued but unpaid dividends so thereon, as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Stock.

"NASDAQ" means The Nasdaq Stock Market, Inc.

                    "Nominating Committee" means a committee of the Board of Directors a majority of the members of which is comprised of directors who are not Designated Directors or officers or employees of the Corporation or its Subsidiaries and which committee is empowered to act for the full Board of Directors to nominate individuals for election as Independent Directors.

"Outstanding Common Stock" means the then outstanding shares of the Common Stock of the Corporation.

"Outstanding Voting Securities" means the then outstanding voting securities of the Corporation entitled to vote generally in the election of the directors of the Corporation.

                    "Parity Securities" means each class or series of capital stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank on a parity with the Series A Preferred Stock with respect to payment of dividends and distributions, and the distribution of assets upon Liquidation. This definition of Parity Securities shall include, without limitation, any Convertible Securities exercisable or exchangeable for or convertible into any Parity Securities.

"Permitted Debt" means the amount of Corporation's Debt deemed permissible at any time under Section 5(e)(2)(ii), which shall be an amount determined using the following formula:

Debt on the Issuance Date Permitted Debt
____________________ = _________________

Issuance Date EBITDA Current EBITDA

                     "Issuance Date EBITDA" shall mean operating income, plus depreciation and amortization, plus other operating expenses as shown on the Consolidated Statement of Income for the year ended December 31, 2003 included in the Corporation's Annual Report on Form 10-K. "Current EBITDA" shall mean, from time to time, operating income, plus depreciation and amortization, plus other operating expenses for the 12 months ended as of the Corporation's most recently completed fiscal quarter, as reported on the Corporation's periodic reports filed with the Securities and Exchange Commission. Issuance Date EBITDA and Current EBITDA shall be determined in the same manner.

                    "Permitted Options" means grants of options to acquire shares of Common Stock or of restricted Common Stock, issued after the Issuance Date to employees, consultants, officers or non-employee directors of the Corporation pursuant to any stock option, restricted stock, stock purchase or stock bonus plan, agreement or arrangement approved by the Board of Directors, existing on December 31, 2003 or modified or adopted in accordance with Section 5(e)(iv).

                    "Person" means an individual, partnership, corporation, limited liability company or partnership, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof, or other entity of any kind.

                    "Purchase Agreement" means that certain Preferred Stock Purchase Agreement, dated March 10, 2004, by and among the Corporation, Onex Partners LP and purchasers affiliated with Onex Partners, LP, as amended from time to time.

                    "Senior Securities" means each class or series of capital stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series will rank senior to the Series A Preferred Stock with respect to payment of dividends and distributions, and the distribution of assets upon Liquidation. This definition of Senior Securities shall include, without limitation, any Convertible Securities exercisable or exchangeable for or convertible into any Senior Securities.

"Series A Preferred Stock" has the meaning set forth in Section 1.

                    "Stated Value" means, with respect to a share of Series A Preferred Stock, $1,050.00, plus accrued and unpaid dividends (as adjusted for any split, subdivision, combination, consolidation, recapitalization or similar event with respect to the Series A Preferred Stock).

                    "Subsidiary" of any Person means any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by such Person.

                    "Trading Day" means a day on which securities are traded on the national securities exchange or quotation system or in the over-the-counter market used to determine Closing Prices for the Common Stock.

                    "Voting Securities" mean any class or classes of stock, or securities convertible into or exchangeable for any class of stock, of the Corporation pursuant to which the holders thereof have the general power under ordinary circumstances to vote with respect to the election of the Board of Directors, irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

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